Exhibit 10.6

Non US Contingent Option Agt – December 2009

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN

NOTICE OF CONTINGENT SHARE OPTION AWARD

On «AwardDate» (the “Award Date”) you were awarded, on a contingent basis, an option to purchase Verigy Ltd. (the “Company”) ordinary shares under the Company’s 2006 Equity Incentive Plan (the “Plan”). This award is contingent as described in the section titled “Contingency” in the accompanying Share Option Award Agreement.

Name of Optionee:	«Name»

Total Number of Shares:	«TotalShares»

Type of Option:	Nonstatutory Stock Option

Expiration Date:	«ExpDate». This option may expire earlier if your Service terminates earlier, as described in the Stock Option Agreement.

Exercise Price:[1]	The closing price of Verigy ordinary shares on the third business day following Verigy’s announcement of financial results for the fiscal quarter ending «pricingdate».

Vesting Schedule:[2]	The shares subject to this option vest and become exercisable in 13 equal quarterly installments, with the first installment vesting on «vestingdate», provided that you continue to be an Awardee Eligible to Vest as of the applicable vesting date.

You and the Company agree that this option is granted under and governed by the terms and conditions of the Verigy Ltd. 2006 Equity Incentive Plan (the “Plan”) and the Share Option Agreement, both of which are made a part of this document.

You further agree that the Company shall cause the shares issued upon exercise of this option to be deposited in your Morgan Stanley Smith Barney Account and, further, that the Company may deliver electronically all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you regarding such posting. This consent will remain in effect until you give the Company written notice that it should deliver paper documents.

BY CLICKING ON THE “ACCEPT” BUTTON ON THE ONLINE AWARD ACCEPTANCE SCREEN, YOU AGREE TO BE BOUND BY THE SHARE OPTION AGREEMENT, THIS NOTICE AND THE PLAN.	VERIGY LTD.

BY:
TITLE:

[1]

Except as set forth in the accompanying Option Agreement, the exercise price for this option shall be equal to the closing price of Verigy ordinary shares on the pricing date indicated above; provided, however, that if the date on which the shareholders approve an increase in the number of shares available for issuance under the Plan falls after the third business day following Verigy’s announcement of financial results for the fiscal quarter ending July 31, 2010, then the exercise price of this option will be the closing price of Verigy’s ordinary shares on the date of such shareholder approval. In either event, the exercise price shall be set automatically and without any further action on the part of the Company or the optionee.

[2]

The vesting dates for the award will be each March 13, June 13, September 13 and December 13, commencing with the first vesting date noted. No fractional shares shall be issuable. The number of shares exercisable at each vesting event other than the last shall be rounded down to the nearest whole share and the last vesting event shall cover all shares not previously vested.

Non US Contingent Option Agt – December 2009

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN

CONTINGENT SHARE OPTION AGREEMENT

Contingency	This award is contingent upon the shareholders of the Company approving an increase in the number of shares available for issuance under the Plan during calendar 2010. If the shareholders vote on but do not approve an increase in the number of shares available for issuance under the Plan during calendar 2010, then this award shall become null and void on the date of the meeting of shareholders at which the proposal was not approved, and no benefit shall accrue as a result of this award. Notwithstanding the foregoing, in the event that the pricing of this option is accelerated as described below in the section titled “Special Provisions for Accelerated Pricing—Change of Control” prior to the date on which a vote of shareholders is held with respect to a proposal to approve an increase in the number of shares available for issuance under the Plan, then the contingency will be deemed satisfied and this option shall no longer be contingent.

Tax Treatment	This option is intended to be a nonstatutory stock option.

Vesting

This option becomes exercisable in installments, during the Option term as shown in the Notice of Share Option Award, as long as you remain an Awardee Eligible to Vest (as defined in the Plan).

This option will in no event become exercisable for additional shares after your Service has terminated for any reason, except as otherwise provided in the Plan and this agreement.

Term	This option expires in any event at the close of business at Company headquarters on the day before the 7th anniversary of the Date of Award, as shown in the Notice of Share Option Award. (It may expire earlier if your Service terminates, as described below.)

Regular Termination	Unless otherwise provided in an agreement between you and the Company, if your Service terminates for any reason except death, disability (as defined in the Plan), or retirement, as provided in the Plan, then this option will expire at the close of business at Company headquarters on the date three months after your termination date, or, if earlier, the expiration of the term of this option. The Company determines when your Service terminates for this purpose.

Termination as a result of Death, Disability or Retirement	If you die before your Service terminates, or if your Service terminates because of your disability (as defined in the Plan) or in connection with your retirement, as provided in the Plan, then (i) the vested portion of each tranche of this option will be determined by adding 12 months to your length of service and (ii) you will be entitled to exercise this option until the close of business at Company headquarters on the one year anniversary of the date of death, disability or retirement, or, if earlier, until the expiration of the term of this option, as provided in the Plan.

Special Provisions for Accelerated Pricing

Notwithstanding the establishment of the pricing date for this option as set forth in the Notice of Share Option Award, the exercise price of this option shall be established in accordance with the following in the following circumstances:

Change of Control. In the event that, prior to the date on which a vote of shareholders is scheduled to be held with respect to a proposal to approve an increase in the number of shares available for issuance under the Plan, the Company or any third party publicly announces any transaction or event which, as announced or if consummated, would constitute a Change of Control (as defind in the Plan) of the

Company, the per-share exercise price for this option (if not already priced as of the date of such announcement), shall become fixed at an amount equal to the closing price of Verigy ordinary shares on the last trading day immediately preceding such announcement.

Termination of Employment. In the event that prior to the pricing date your Service (as defined in the Plan) with the Company and its affiliates shall terminate for any reason, then the per-share exercise price for this option, if not already priced as of the date of such termination of Service, shall become fixed at an amount equal to the closing price of Verigy ordinary shares on the last trading day immediately preceding your last day of Service.

No Affect On Vesting. The Vesting provisions applicable to this option shall not be affected by a change in the timing of establishing the exercise price in accordance with the preceding paragraphs.

Leaves of Absence and Part-Time Work

For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another Company approved leave of absence, and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

Your status as an Awardee Eligible to Vest (as defined in the Plan) will always cease upon termination of employment with the Company or a Subsidiary or Affiliate except as provided in Article 5 of the Plan.

If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Share Option Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

You may exercise this option from time to time for any number of shares for which the option is then exercisable, by notice in writing, electronically or by other means to, and as prescribed by, the Company’s equity incentive administration service provider (the “administration service provider”). Your exercise notice will be effective and irrevocable at such time as your notice, method of payment (whether by cash, check, proceeds from the immediate sale of the option shares, or as otherwise provided in the Plan) and such other documentation as the administration service provider may require have been received by the administration service provider. Your exercise notice must specify the number of shares of this option you are exercising.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you exercise this option, you must provide for payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the forms set forth in Section 5.7 of the Plan.

Withholding Taxes and Share Withholding	You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. Such arrangements include an irrevocable direction to the Company’s securities broker service provider to sell all or a part of the Shares being purchased under this option and to deliver all or part of the sales proceeds to the Company, pursuant to Section 5.7(b) of the plan.

Restrictions on Resale	You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option	Unless determined otherwise by the Committee, this option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by the beneficiary designation, will or by the laws of descent or distribution and may be exercised, during your lifetime, only by you. If the Committee makes this option transferable, it shall contain such additional terms and conditions as the Committee deems appropriate.

Retention Rights	Your option or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Shareholder Rights	You, or your estate or heirs, have no rights as a Shareholder of the Company until you have exercised this option by submitting the required notice in accordance with the provisions under “Notice of Exercise” set forth above and paying the exercise price and any applicable withholding taxes. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Nature of the Grant

In accepting the grant, you acknowledge that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Share Option Agreement;

(b) the grant of the option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d) you are voluntarily participating in the Plan;

(e) the option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of your employment contract, if any;

(f) the option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(g) in the event that you are not an employee of the Company, the option grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the option grant will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company;

(h) the future value of the underlying shares is unknown and cannot be predicted with certainty;

(i) if the underlying shares do not increase in value, the option will have no value;

(j) if you exercise your option and obtain shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the exercise price;

(k) in consideration of the grant of the option, no claim or entitlement to compensation or damages shall arise from termination of the option or diminution in value of the option or shares purchased through exercise of the option resulting from termination of your employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Share Option Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim; and

(l) in the event of termination of your employment (whether or not in breach of local labor laws), your right to receive the option and vest in the option under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment (whether or not in breach of local labor laws), your right to exercise the option after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Company shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your option grant.

Data Privacy Notice and Consent

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Share Option Agreement by and among, as applicable, your employer, the Company, its subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares received upon exercise of the option may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, upon request, view Data, request additional information about the storage and processing of Data, correct Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, You understand that You may contact your local human resources representative.

Language	If you have received this Share Option Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

Applicable Law	This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Singapore (except its choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan, together with the Equity Award Modification Agreement by and between you and the Company, if applicable, (the “Modification Agreement”) constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option, except for the Modification Agreement, are superseded. This Agreement may be amended only by another written agreement between the parties.

YOUR ELECTRONIC SIGNATURE TO THIS NOTICE AND AGREEMENT IS YOUR AGREEMENT

TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.